Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the statement on Amendment No.2 to Schedule 13D with respect to the Common Shares of Strathmore Minerals Corp. dated January 19, 2011, is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: January 19, 2011.

PALA INVESTMENTS HOLDINGS LIMITED

	By:	(signed) “Keith MacKenzie”
	Name:	Keith MacKenzie
	Title:	Executive Director

	By:	(signed) “Vladimir Iorich”
	Name:	Vladimir Iorich